Exhibit 99.5

[FORM OF PRELIMINARY PROSPECTUS SUPPLEMENT TO BE USED IN

CONJUNCTION WITH FUTURE RETAIL NOTES OFFERINGS](1)

PRELIMINARY PROSPECTUS SUPPLEMENT

(to Prospectus dated                 , 20    )

$[                                                            ]

New Mountain Finance Corporation

% [Senior](2) Notes due

We are offering $                 in aggregate principal amount of     % [senior] notes due           , which we refer to as the Notes.  The Notes will mature on                 . We will pay interest on the Notes on               and              of each year, beginning                  . We may redeem the Notes in whole or in part at any time or from time to time at the redemption price discussed under the caption “Specific Terms of the Notes and the Offering—Optional Redemption” in this prospectus supplement.  The Notes will be issued in minimum denominations of $               and integral multiples of $                 in excess thereof.

The Notes will be our direct senior unsecured obligations and rank pari passu, or equally, with all outstanding and future unsecured unsubordinated indebtedness issued by New Mountain Finance Corporation (“NMFC”).

We intend to apply to list the Notes on                     . If the application is approved, we expect trading in the Notes on                            to begin within            days of the date the Notes are first issued. The Notes are expected to trade “flat.” This means that purchasers will not pay, and sellers will not receive, any accrued and unpaid interest on the Notes that is not included in the trading price. Currently, there is no public market for the Notes.

(1)  In addition to the information provided in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, additional information particular to the terms of each security offered thereby and any additional related risk factors or tax considerations pertaining thereto. The terms of the Notes or the provisions of the indenture governing the Notes may differ from the information provided in this form of prospectus supplement. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached and, accordingly, the terms and description of the retail notes for which this form of prospectus supplement is to be used may differ from the information provided in this form of prospectus supplement. This form of prospectus supplement is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

(2)  Notes will be denominated as “senior notes” if we have subordinated debt outstanding at issuance.

New Mountain Finance Corporation (“NMFC”, the “Company”, “we”, “us” and “our”) is a Delaware corporation that was originally incorporated on June 29, 2010. We are a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. Our investment objective is to generate current income and capital appreciation through the sourcing and origination of debt securities at all levels of the capital structure, including first and second lien debt, notes, bonds and mezzanine securities. In some cases, our investments may also include equity interests. Our primary focus is in the debt of defensive growth companies, which are defined as generally exhibiting the following characteristics: (i) sustainable secular growth drivers, (ii) high barriers to competitive entry, (iii) high free cash flow after capital expenditure and working capital needs, (iv) high returns on assets and (v) niche market dominance.

The investments that we invest in are almost entirely rated below investment grade or may be unrated, which are often referred to as “leveraged loans”, “high yield” or “junk” debt investments, and may be considered “high risk” or speculative compared to debt investments that are rated investment grade. Such issuers are considered more likely than investment grade issuers to default on their payments of interest and principal and such risk of default could reduce our net asset value and income distributions. Our investments are also primarily floating rate debt investments that contain interest reset provisions that may make it more difficult for borrowers to make debt repayments to us if interest rates rise. In addition, some of our debt investments will not fully amortize during their lifetime, which could result in a loss or a substantial amount of unpaid principal and interest due upon maturity. Our debt investments may also lose significant market value before a default occurs. Furthermore, an active trading market may not exist for these securities. This illiquidity may make it more difficult to value our investments.

Investing in the Notes involves risks that are described in the “Risk Factors” section beginning on page [   ] of this prospectus supplement and page [ ] of the accompanying prospectus, including the risk of leverage.

THE NOTES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus supplement and the accompanying prospectus contain important information about NMFC that a prospective investor should know before investing in the Notes. Please read this prospectus supplement and the accompanying prospectus before investing and keep it for future reference. NMFC files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (http://www.sec.gov), which is available free of charge by contacting NMFC by mail at 787 Seventh Avenue, 48th Floor, New York, New York 10019 or on our website at http://www.newmountainfinance.com. Information contained on our website is not incorporated by reference into this prospectus supplement and the accompanying prospectus, and you should not consider that information to be part of this prospectus supplement and the accompanying prospectus.

	Per Note	Total
Public Offering Price	$	$
Sales Load (Underwriting Discounts and Commissions)	$	$
Proceeds to us (before expenses)(1)	$	$

(1) Before deducting expenses payable by NMFC related to this offering, estimated at $                .

[To the extent that the underwriters sell more than [         ] Notes, the underwriters have the option to purchase up to an additional [           ] Notes at the public offering price, less the sales load, within [ ] days of the date of this prospectus. If the underwriters exercise this option in full, the total public offering price, sales load and proceeds to us will be $                  , $                  and $                  , respectively. ]

Delivery of the Notes in book-entry form only through The Depository Trust Company will be made on or about          , 20     .

[Underwriters]

The date of this prospectus supplement is                    , 20  .

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

[Insert table of contents from the base prospectus]

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ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized any other person to provide you with different information from that contained in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, any of our Notes by any person in any jurisdiction where it is unlawful for that person to make such an offer or solicitation or to any person in any jurisdiction to whom it is unlawful to make such an offer or solicitation. The information contained in this prospectus supplement and the accompanying prospectus is complete and accurate only as of their respective dates, regardless of the time of their delivery or sale of our Notes. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information different from or additional to the information in that prospectus.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of Notes and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus, the information in this prospectus supplement shall control. Please carefully read this prospectus supplement and the accompanying prospectus together with any exhibits and the additional information described under “Available Information” and in the “Prospectus Supplement Summary” and “Risk Factors” sections before you make an investment decision.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights some of the information in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you may want to consider. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus supplement and the accompanying prospectus and the documents to which we have referred.

In this prospectus supplement, unless the context otherwise requires, references to:

•                  “NMFC”, the “Company”, “we”, “us” and “our” refers to New Mountain Finance Corporation, a Delaware corporation, which was incorporated on June 29, 2010, including, where appropriate, its wholly-owned direct and indirect subsidiaries;

•                  “NMF Holdings” and “Predecessor Operating Company” refers to New Mountain Finance Holdings, L.L.C., a Delaware limited liability company. References to NMF Holdings include its wholly-owned subsidiary, NMF SLF, unless the context otherwise requires. References to NMF Holdings exclude NMF SLF when referencing NMF Holdings’ common membership units, board of directors, and credit facility or leverage;

•                  “NMF SLF” refers to New Mountain Finance SPV Funding, L.L.C., a Delaware limited liability company;

•                  “SBIC GP” refers to New Mountain Finance SBIC G.P. L.L.C., a Delaware limited liability company;

•                  “SBIC LP” refers to New Mountain Finance SBIC L.P., a Delaware limited partnership;

•                  “Guardian AIV” refers to New Mountain Guardian AIV, L.P.;

•                  “AIV Holdings” refers to New Mountain Finance AIV Holdings Corporation, a Delaware corporation which was incorporated on March 11, 2011, of which Guardian AIV was the sole stockholder;

•                  “Investment Adviser” refers to New Mountain Finance Advisers BDC, L.L.C., our investment adviser;

•                  “Administrator” refers to New Mountain Finance Administration, L.L.C., our administrator;

•                  “New Mountain Capital” refers to New Mountain Capital Group, L.L.C. and its affiliates;

•                  “Predecessor Entities” refers to New Mountain Guardian (Leveraged), L.L.C. and New Mountain Guardian Partners, L.P., together with their respective direct and indirect wholly-owned subsidiaries prior to our initial public offering;

•                  “NMFC Credit Facility” refers to our Senior Secured Revolving Credit Agreement with Goldman Sachs Bank USA, Morgan Stanley Bank, N.A. and Stifel Bank & Trust, dated June 4, 2014, as amended (together with the related guarantee and security agreement);

•                  “Holdings Credit Facility” refers to NMF Holdings’ Second Amended and Restated Loan and Security Agreement with Wells Fargo Bank, National Association, dated December 18, 2014;

•                  “Predecessor Holdings Credit Facility” refers to NMF Holdings’ Amended and Restated Loan and Security Agreement with Wells Fargo Bank, National Association, dated May 19, 2011, as amended

•                  “SLF Credit Facility” refers to NMF SLF’s Loan and Security Agreement with Wells Fargo Bank, National Association, dated October 27, 2010, as amended;

•                  “Convertible Notes” refers to our 5.00% convertible notes due 2019 issued on June 3, 2014 and September 30, 2016 under an indenture dated June 3, 2014 (the “Indenture”), between us and U.S. Bank National Association, as trustee; and

•                  “Unsecured Notes” refers to our unsecured notes issued on May 6, 2016 and September 30, 2016 under an amended and restated note purchase agreement, dated September 30, 2016, to institutional investors in a private placement.

For the periods prior to and as of December 31, 2013, all financial information provided in this prospectus supplement reflects our organizational structure prior to the restructuring on May 8, 2014 described under “Description of Restructuring” in the accompanying prospectus, where NMF Holdings functioned as the operating company.

Overview

New Mountain Finance Corporation

We are a Delaware corporation that was originally incorporated on June 29, 2010. We are a closed-end, non-diversified management investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). As such, we are obligated to comply with certain regulatory requirements. We have elected to be treated, and intend to comply with the requirements to continue to qualify annually, as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended, (the “Code”). We are also registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

On May 19, 2011, we priced our initial public offering (the “IPO”) of 7,272,727 shares of common stock at a public offering price of $13.75 per share. Concurrently with the closing of the IPO and at the public offering price of $13.75 per share, we sold an additional 2,172,000 shares of our common stock to certain executives and employees of, and other individuals affiliated with, New Mountain Capital in a concurrent private placement (the “Concurrent Private Placement”). Additionally, 1,252,964 shares were issued to the partners of New Mountain Guardian Partners, L.P. at that time for their ownership interest in the Predecessor Entities. In connection with our IPO and through a series of transactions, NMF Holdings acquired all of the operations of the Predecessor Entities, including all of the assets and liabilities related to such operations.

New Mountain Finance Holdings, L.L.C.

NMF Holdings is a Delaware limited liability company. Until May 8, 2014, NMF Holdings was externally managed and was regulated as a BDC under the 1940 Act. As such, NMF Holdings was obligated to comply with certain regulatory requirements. NMF Holdings was treated as a partnership for United States (“U.S.”) federal income tax purposes for so long as it had at least two members. With the completion of the underwritten secondary offering on February 3, 2014, NMF Holdings’ existence as a partnership for U.S. federal income tax purposes terminated and NMF Holdings became an entity that is disregarded as a separate entity from its owner for U.S. federal tax purposes. See “Material Federal Income Tax Considerations”. For additional information on our organizational structure prior to May 8, 2014, see “Description of Restructuring”.

Until May 8, 2014, NMF Holdings was externally managed by the Investment Adviser. As of May 8, 2014, the Investment Adviser serves as our external investment adviser. The Administrator provides the administrative services necessary for operations. The Investment Adviser and Administrator are wholly-owned subsidiaries of New Mountain Capital. New Mountain Capital is a firm with a track record of investing in the middle market and with assets under management totaling more than $15.0 billion(1), which includes total assets held by us. New Mountain Capital focuses on investing in defensive growth companies across its private equity, public equity, and credit investment vehicles. NMF Holdings, formerly known as New Mountain Guardian (Leveraged), L.L.C., was originally formed as a subsidiary of Guardian AIV by New Mountain Capital in October 2008. Guardian AIV was formed through an allocation of approximately $300.0 million of the $5.1 billion of commitments supporting New Mountain Partners III, L.P., a private equity fund managed by New Mountain Capital. In February 2009, New Mountain Capital formed a co-investment vehicle, New Mountain Guardian Partners, L.P., comprising $20.4 million of commitments.

Prior to December 18, 2014, NMF SLF was a Delaware limited liability company. NMF SLF was a wholly-owned subsidiary of NMF Holdings and thus a wholly-owned indirect subsidiary of us. NMF SLF was bankruptcy-remote and non-recourse to us. As part of an amendment to our existing credit facilities with Wells Fargo Bank, National Association, NMF SLF merged with and into NMF Holdings on December 18, 2014. See “Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Liquidity and Capital Resources — Borrowings” in the accompanying prospectus for additional information on our borrowings.

Current Organization

Our wholly-owned subsidiaries, NMF Ancora Holdings Inc. (“NMF Ancora”), NMF QID NGL Holdings, Inc. (“NMF QID”) and NMF YP Holdings Inc. (“NMF YP”), are structured as Delaware entities that serve as tax blocker corporations which hold equity or equity-like investments in portfolio companies organized as limited liability companies (or other forms of pass-through entities). We consolidate our tax blocker corporations for accounting purposes. The tax blocker corporations are not consolidated for income tax purposes and may incur income tax expense as a result of their ownership of the portfolio companies. Additionally, our wholly-owned subsidiary, New Mountain Finance Servicing, L.L.C. (“NMF Servicing”) serves as the administrative agent on certain investment transactions. SBIC LP, and its general partner, SBIC GP, were organized in Delaware as a limited partnership and limited liability company, respectively. SBIC LP and SBIC GP are our consolidated wholly-owned direct and indirect subsidiaries. SBIC LP received a license from the U.S. Small Business Administration (the “SBA”) to operate as a small business investment company (“SBIC”) under Section 301(c) of the Small Business Investment Act of 1958, as amended (the “1958 Act”).

(1)                  Includes amounts committed, not all of which have been drawn down and invested to-date, as of June 30, 2016, as well as amounts called and returned since inception.

The diagram below depicts our organizational structure as of August 16, 2016.

*                          Includes partners of New Mountain Guardian Partners, L.P.

**                   NMFC is the sole limited partner of SBIC LP. NMFC, directly or indirectly through SBIC GP, wholly-owns SBIC LP. NMFC owns 100.0% of SBIC GP which owns 1.0% of SBIC LP. NMFC owns 99.0% of SBIC LP.

Our investment objective is to generate current income and capital appreciation through the sourcing and origination of debt securities at all levels of the capital structure, including first and second lien debt, notes, bonds and mezzanine securities. In some cases, our investments may also include equity interests. The primary focus is in the debt of defensive growth companies, which are defined as generally exhibiting the following characteristics: (i) sustainable secular growth drivers, (ii) high barriers to competitive entry, (iii) high free cash flow after capital expenditure and working capital needs, (iv) high returns on assets and (v) niche market dominance. Similar to us, SBIC LP’s investment objective is to generate current income and capital appreciation under our investment criteria. However, SBIC LP’s investments must be in SBA eligible companies. Our portfolio may be concentrated in a limited number of industries. As of June 30, 2016, our top five industry concentrations were business services, software, education, federal services and distribution & logistics.

The investments that we invest in are almost entirely rated below investment grade or may be unrated, which are often referred to as “leveraged loans”, “high yield” or “junk” debt investments, and may be considered “high risk” or speculative compared to debt investments that are rated investment grade. Such issuers are considered more likely than investment grade issuers to default on their payments of interest and principal and such risk of default could reduce our net asset value and income distributions. Our investments are also primarily floating rate debt investments that contain interest reset provisions that may make it more difficult for borrowers to make debt repayments to us if interest rates rise. In addition, some of our debt investments will not fully amortize during their lifetime, which could result in a loss or a substantial amount of unpaid principal and interest due upon maturity. Our debt investments may also lose significant market value before a default occurs. Furthermore, an active trading market may not exist for these securities. This illiquidity may make it more difficult to value our investments.

As of June 30, 2016, our net asset value was $843.3 million and our portfolio had a fair value of approximately $1,498.1 million in 72 portfolio companies, with a weighted average yield to maturity at cost (“Yield to Maturity at Cost”) of approximately 10.3%. This Yield to Maturity at Cost calculation assumes that all investments, including secured collateralized agreements, not on non-accrual are purchased at the adjusted cost on the quarter end date and held until their respective maturities with no prepayments or losses and exited at par at maturity. Adjusted cost reflects the accounting principles generally accepted in the United States of America (“GAAP”) cost for post-IPO investments and a stepped up cost basis of pre-IPO investments (assuming a step-up to fair market value occurred on the IPO date). This calculation excludes the impact of existing leverage. Yield to Maturity at Cost uses the London Interbank Offered Rate (“LIBOR”) curves at each quarter’s end date. The actual yield to maturity may be higher or lower due to the future selection of the LIBOR contracts by the individual companies in our portfolio or other factors.

Recent Developments

[Insert Recent Developments at the Time of the Offering]

The Investment Adviser

The Investment Adviser, a wholly-owned subsidiary of New Mountain Capital, manages our day-to-day operations and provides us with investment advisory and management services. In particular, the Investment Adviser is responsible for identifying attractive investment opportunities, conducting research and due diligence on prospective investments, structuring our investments and monitoring and servicing our investments. We currently do not have, and do not intend to have, any employees. As of June 30, 2016, the Investment Adviser was supported by approximately 100 staff members of New Mountain Capital, including approximately 60 investment professionals.

The Investment Adviser is managed by a five member investment committee (the “Investment Committee”), which is responsible for approving purchases and sales of our investments above $10.0 million in aggregate by issuer. The

Investment Committee currently consists of Steven B. Klinsky, Robert A. Hamwee, Adam B. Weinstein and John R. Kline. The fifth and final member of the Investment Committee will consist of a New Mountain Capital Managing Director who will hold the position on the Investment Committee on an annual rotating basis. Beginning in August 2016, Mathew J. Lori was appointed to the Investment Committee for a one year term. In addition, our executive officers and certain investment professionals of the Investment Adviser are invited to all Investment Committee meetings. Purchases and dispositions below $10.0 million may be approved by our Chief Executive Officer. These approval thresholds are subject to change over time. We expect to benefit from the extensive and varied relevant experience of the investment professionals serving on the Investment Committee, which includes expertise in private equity, primary and secondary leveraged credit, private mezzanine finance and distressed debt.

Competitive Advantages

We believe that we have the following competitive advantages over other capital providers to middle market companies:

Proven and Differentiated Investment Style With Areas of Deep Industry Knowledge

In making its investment decisions, the Investment Adviser applies New Mountain Capital’s long-standing, consistent investment approach that has been in place since its founding more than 15 years ago. We focus on companies in defensive growth niches of the middle market space where we believe few debt funds have built equivalent research and operational size and scale.

We benefit directly from New Mountain Capital’s private equity investment strategy that seeks to identify attractive investment sectors from the top down and then works to become a well positioned investor in these sectors. New Mountain Capital focuses on companies and industries with sustainable strengths in all economic cycles, particularly ones that are defensive in nature, that have secular tailwinds and can maintain pricing power in the midst of a recessionary and/or inflationary environment. New Mountain Capital focuses on companies within sectors in which it has significant expertise (examples include software, education, niche healthcare, business services, federal services and distribution & logistics) while typically avoiding investments in companies with products or services that serve markets that are highly cyclical, have the potential for long-term decline, are overly-dependent on consumer demand or are commodity-like in nature.

In making its investment decisions, the Investment Adviser has adopted the approach of New Mountain Capital, which is based on three primary investment principles:

1.              A generalist approach, combined with proactive pursuit of the highest quality opportunities within carefully selected industries, identified via an intensive and structured ongoing research process;

2.              Emphasis on strong downside protection and strict risk controls; and

3.              Continued search for superior risk adjusted returns, combined with timely, intelligent exits and outstanding return performance.

Experienced Management Team and Established Platform

The Investment Adviser’s team members have extensive experience in the leveraged lending space. Steven B. Klinsky, New Mountain Capital’s Founder, Chief Executive Officer and Managing Director and Chairman of our board of directors, was a general partner of Forstmann Little & Co., a manager of debt and equity funds totaling multiple billions of dollars in the 1980s and 1990s. He was also a co-founder of Goldman, Sachs & Co.’s Leverage Buyout Group in the period from 1981 to 1984. Robert A. Hamwee, our Chief Executive Officer and Managing Director of New Mountain Capital, was formerly President of GSC Group, Inc. (“GSC”), where he was the portfolio manager of GSC’s distressed debt funds and led the development of GSC’s CLOs. John R. Kline, our President and Chief Operating Officer and Managing Director of New Mountain Capital, worked at GSC as an investment analyst and trader for GSC’s control distressed and corporate credit funds and at Goldman, Sachs & Co. in the Credit Risk Management and Advisory Group.

Many of the debt investments that we have made to date have been in the same companies with which New Mountain Capital has already conducted months of intensive acquisition due diligence related to potential private equity investments. We believe that private equity underwriting due diligence is usually more robust than typical due diligence for loan underwriting. In its underwriting of debt investments, the Investment Adviser is able to utilize the research and hands-on operating experience that New Mountain Capital’s private equity underwriting teams possess regarding the individual companies and industries. Business and industry due diligence is led by a team of investment professionals of the Investment Adviser that generally consists of three to seven individuals, typically based on their relevant company and/or industry specific knowledge. Additionally, the Investment Adviser is also able to utilize its relationships with operating management teams and other private equity sponsors. We believe this differentiates us from many of our competitors.

Significant Sourcing Capabilities and Relationships

We believe the Investment Adviser’s ability to source attractive investment opportunities is greatly aided by both New Mountain Capital’s historical and current reviews of private equity opportunities in the business segments we target. To date, a significant majority of the investments that we have made are in the debt of companies and industry sectors that were first identified and reviewed in connection with New Mountain Capital’s private equity efforts, and the majority of our current pipeline reflects this as well. Furthermore, the Investment Adviser’s investment professionals have deep and longstanding relationships in both the private equity sponsor community and the lending/agency community which they have and will continue to utilize to generate investment opportunities.

Risk Management through Various Cycles

New Mountain Capital has emphasized tight control of risk since its inception and long before the recent global financial distress began. To date, New Mountain Capital has never experienced a bankruptcy of any of its portfolio companies in its private equity efforts. The Investment Adviser seeks to emphasize tight control of risk with our investments in several important ways, consistent with New Mountain Capital’s historical approach. In particular, the Investment Adviser:

•                  Emphasizes the origination or purchase of debt in what the Investment Adviser believes are defensive growth companies, which are less likely to be dependent on macro-economic cycles;

•                  Targets investments in companies that are preeminent market leaders in their own industries, and when possible, investments in companies that have strong management teams whose skills are difficult for competitors to acquire or reproduce; and

•                  Targets investments in companies with significant equity value in excess of our debt investments.

Access to Non Mark to Market, Seasoned Leverage Facility

The amount available under the Holdings Credit Facility is generally not subject to reduction as a result of mark to market fluctuations in our portfolio investments. None of our credit facilities mature prior to June 2019. For a detailed discussion of our credit facilities, see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Liquidity and Capital Resources” in the accompanying prospectus.

Market Opportunity

We believe that the size of the market for investments that we target, coupled with the demands of middle market companies for flexible sources of capital at competitive terms and rates, create an attractive investment environment for us.

•                  The leverage finance market has a high level of financing needs over the next several years due to significant bank debt maturities and significant amounts of private equity investable capital. We believe that the large dollar volume of loans that need to be refinanced will present attractive opportunities to invest capital in a manner consistent with our stated objectives.

•                  Middle market companies continue to face difficulties in accessing the capital markets.  We believe opportunities to serve the middle market will continue to exist. While many middle market companies were formerly able to raise funds by issuing high-yield bonds, we believe this approach to financing has become more difficult in recent years as institutional investors have sought to invest in larger, more liquid offerings.

•                  Increased regulatory scrutiny of banks has reduced middle market lending.  We believe that many traditional bank lenders to middle market businesses have either exited or de-emphasized their service and product offerings in the middle market. These traditional lenders have instead focused on lending and providing other services to large corporate clients. We believe this has resulted in fewer key players and the reduced availability of debt capital to the companies we target.

•                  Attractive pricing.  Reduced access to, and availability of, debt capital typically increases the interest rates, or pricing, of loans for middle market lenders. Recent primary debt transactions in this market often include upfront fees, original issue discount, prepayment protections and, in some cases, warrants to purchase common stock, all of which should enhance the profitability of new loans to lenders.

•                  Conservative deal structures.  As a result of the credit crisis, many lenders are requiring larger equity contributions from financial sponsors. Larger equity contributions create an enhanced margin of safety for lenders because leverage is a lower percentage of the implied enterprise value of the company.

•                  Large pool of uninvested private equity capital available for new buyouts.  We expect that private equity firms will continue to pursue acquisitions and will seek to leverage their equity investments with mezzanine loans and/or senior loans (including traditional first and second lien, as well as unitranche loans) provided by companies such as ours.

Operating and Regulatory Structure

We are a closed-end, non-diversified management investment company that has elected to be regulated as a BDC under the 1940 Act and are required to maintain an asset coverage ratio, as defined in the 1940 Act, of at least 200.0%. We include the assets and liabilities of our consolidated subsidiaries for purposes of satisfying the requirements under the 1940 Act. See “Regulation — Senior Securities” in the accompanying prospectus.

We have elected to be treated, and intend to comply with the requirements to continue to qualify annually, as a RIC under Subchapter M of the Code. See “Material Federal Income Tax Considerations” in the accompanying prospectus. As a RIC, we generally will not be subject to corporate-level U.S. federal income taxes on any net ordinary income or capital gains that we timely distribute to our stockholders as dividends if it meets certain source-of-income, distribution and asset diversification requirements. We intend to distribute to our stockholders substantially all of our annual taxable income except that we may retain certain net capital gains for reinvestment.

Risks

An investment in the Notes involves risk, including the risk of leverage and the risk that our operating policies and strategies may change without prior notice to our stockholders or prior stockholder approval. See “Risk Factors” and the other information included in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in the Notes. The value of our assets, as well as the market price of the Notes, will fluctuate. Our investments may be risky, and you may lose all or part of your investment in us. Investing in us involves other risks, including the following:

•                  We may suffer credit losses;

•                  We do not expect to replicate the Predecessor Entities’ nor our historical performance or the historical performance of other entities managed or supported by New Mountain Capital;

•                  There is uncertainty as to the value of our portfolio investments because most of our investments are, and may continue to be in private companies and recorded at fair value;

•                  Our ability to achieve our investment objective depends on key investment personnel of the Investment Adviser. If the Investment Adviser were to lose any of its key investment personnel, our ability to achieve our investment objective could be significantly harmed;

•                  The Investment Adviser has limited experience managing a BDC or a RIC, which could adversely affect our business;

•                  We operate in a highly competitive market for investment opportunities and may not be able to compete effectively;

•                  Our investments in securities rated below investment grade are speculative in nature and are subject to additional risk factors such as increased possibility of default, illiquidity of the security, and changes in value based on changes in interest rates;

•                  Our business, results of operations and financial condition depends on our ability to manage future growth effectively;

•                  We borrow money, which could magnify the potential for gain or loss on amounts invested in us and increase the risk of investing in us;

•                  Changes in interest rates may affect our cost of capital and net investment income;

•                  Regulations governing the operations of BDCs will affect our ability to raise additional equity capital as well as our ability to issue senior securities or borrow for investment purposes, any or all of which could have a negative effect on our investment objectives and strategies;

•                  We may experience fluctuations in our annual and quarterly results due to the nature of our business;

•                  Our board of directors may change our investment objective, operating policies and strategies without prior notice or stockholder approval, the effects of which may be adverse to your interests;

•                  We will be subject to corporate-level U.S. federal income tax on all of our income if we are unable to maintain RIC status under Subchapter M of the Code, which would have a material adverse effect on our financial performance;

•                  We may not be able to pay you distributions on our common stock, our distributions to you may not grow over time and a portion of our distributions to you may be a return of capital for U.S. federal income tax purposes;

•                  Our investments in portfolio companies may be risky, and we could lose all or part of any of our investments;

•                  The lack of liquidity in our investments may adversely affect our business;

•                  Economic recessions, downturns or government spending cuts could impair our portfolio companies and harm our operating results;

•                  The market price of our common stock may fluctuate significantly;

•                  Sales of substantial amounts of our common stock in the public market may have an adverse effect on the market price of our preferred stock;

•                  The Notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness we have currently incurred or may incur in the future;

•                  The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries;

•                  The indenture under which the Notes will be issued will contain limited protection for holders of the Notes; and

•                  An active trading market for the Notes may not develop, which could limit the market price of the Notes or your ability to sell them. If a rating agency assigns the Notes a non-investment grade rating, the Notes may be subject to greater price volatility than similar securities without such a rating.

•                  [Insert any additional risk factors applicable to Notes.]

Company Information

Our administrative and executive offices are located at 787 Seventh Avenue, 48th Floor, New York, New York 10019, and our telephone number is (212) 720-0300. We maintain a website at http://www.newmountainfinance.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on our website to be part of this prospectus supplement or the accompanying prospectus.

Presentation of Historical Financial Information and Market Data

Historical Financial Information

Unless otherwise indicated, historical references contained in the accompanying prospectus for periods prior to and as of December 31, 2013 in “Selected Financial and Other Data”, “Selected Quarterly Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Senior Securities” and “Portfolio Companies” relate to NMF Holdings. The consolidated financial statements of New Mountain Finance Holdings, L.L.C., formerly known as New Mountain Guardian (Leveraged), L.L.C., and New Mountain Guardian Partners, L.P. are NMF Holdings’ historical consolidated financial statements.

Market Data

Statistical and market data used in this prospectus supplement and the accompanying prospectus has been obtained from governmental and independent industry sources and publications. We have not independently verified the data obtained from these sources, and we cannot assure you of the accuracy or completeness of the data. Forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements contained in this prospectus supplement and the accompanying prospectus. See “Cautionary Statement Regarding Forward-Looking Statements”.

SPECIFIC TERMS OF THE NOTES AND THE OFFERING

This prospectus supplement sets forth certain terms of the Notes that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus that is attached to this prospectus supplement. This section outlines the specific legal and financial terms of the Notes. You should read this section together with the more general description of the Notes in the accompanying prospectus under the heading “Description of Debt Securities” before investing in the Notes. Capitalized terms used in this prospectus supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus or in the indenture governing the Notes.

Issuer	New Mountain Finance Corporation

Title of the Securities	% Notes due

Initial Aggregate Principal Amount Being Offered	$

Overallotment Option	The underwriters may also purchase from us up to an additional $ aggregate principal amount of Notes within days of the date of this prospectus supplement.

Initial Public Offering Price	% of the aggregate principal amount of Notes

Principal Payable at Maturity

% of the aggregate principal amount of Notes; the principal amount of each Note will be payable on its stated maturity date at the office of the Paying Agent, Registrar and Transfer Agent for the Notes or at such other office in New York City as we may designate.

Type of Note	Fixed rate note

Listing	We intend to apply to list the Notes on . If the application is approved, we expect trading in the Notes on to begin within days of the date the Notes are first issued.

Interest Rate	%

Day Count Basis	360-day year of twelve 30-day months

Date Notes Are First Issued	, 20

Stated Maturity Date	, 20

Date Interest Starts Accruing	, 20

Interest Payment Dates

         and        , commencing        , 20   . If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.

Interest Periods

The initial interest period will be the period from and including        , 20   , to, but excluding, the initial interest payment date of        , 20   , and the subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be.

Regular Record Dates for Interest	Every , , , and , commencing , 20

Specified Currency	U.S. Dollars

Place of Payment	New York City

Ranking of Notes

The Notes will be our direct unsecured obligations and will rank:

•        pari passu, or equally, with our other outstanding and future senior unsecured indebtedness, including without limitation, [        ];

•       senior to any of our future indebtedness that expressly provides it is subordinated, or junior, to the Notes;

•       effectively subordinated, or junior, to all of our existing and future secured indebtedness (including indebtedness that is initially unsecured in respect of which we subsequently grant security), to the extent of the value of the assets securing such indebtedness, including without limitation, [        ];

•       structurally subordinated, or junior, to all existing and future indebtedness and other obligations of any of our subsidiaries or financing vehicles, if any, including, without limitation, [        ].

As of             , 20 , our total consolidated indebtedness was approximately $ principal amount, of which approximately $        was secured indebtedness at the NMFC level, and of which an aggregate of approximately $        was indebtedness of our subsidiaries. After giving effect to the issuance of the Notes and [assuming the proceeds therefrom are used to repay outstanding borrowings under our [ ], our total consolidated indebtedness would have been approximately $ principal amount as of , 20 . See “Capitalization.”

Denominations	We will issue the Notes in denominations of $ and integral multiples of $ in excess thereof.

Business Day	Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City are authorized or required by law or executive order to close.

Optional Redemption

The Notes may be redeemed in whole or in part at any time or from time to time at our option on or after         , 20   , upon not less than days nor more than days written notice by mail prior to the date fixed for redemption thereof, at a redemption price of $       per Note plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to the date fixed for redemption.

You may be prevented from exchanging or transferring the Notes when they are subject to redemption. In case any Notes are to be redeemed in part only, the redemption notice will provide that, once you return such Notes to us, you will receive, without a charge, a new Note or Notes of authorized denominations representing the principal amount of your remaining unredeemed Notes.

Any exercise of our option to redeem the Notes will be done in compliance with the 1940 Act, to the extent applicable.

If we redeem only some of the Notes, the Trustee will determine the method for selection of the particular Notes to be redeemed, in accordance with the Investment Company Act to the extent applicable. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes called for redemption.

Sinking Fund	The Notes will not be subject to any sinking fund. A sinking fund is a reserve fund accumulated over a period of time for the retirement of debt.

Repayment at Option of Holders	Holders will not have the option to have the Notes repaid prior to the stated maturity date.

Legal Defeasance

The Notes are subject to legal defeasance by us, which means that, subject to the satisfaction of certain conditions, including depositing in trust for the benefit of the holders of the Notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Notes on their various due dates, we can legally release ourselves from all payment and other obligations on the Notes.

Covenant Defeasance

The Notes are subject to covenant defeasance by us, which means that, subject to the satisfaction of certain conditions, including depositing in trust for the benefit of the holders of the Notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Notes on their various due dates, we will be released from some of the restrictive covenants in the indenture.

Form of Notes	The Notes will be represented by global securities that will be deposited and registered in the name of The Depository Trust Company (“DTC”) or its nominee. This means that, except in limited circumstances, you will not receive certificates for the Notes. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Notes through either DTC, if they are a participant, or indirectly through organizations that are participants in DTC.

Trustee, Paying Agent, Registrar and Transfer Agent	[ ]

Events of Default

If an event of default (as described herein under “Description of Notes”) on the Notes occurs, the principal amount of the Notes, plus accrued and unpaid interest, may be declared immediately due and payable, subject to conditions set forth in the indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events involving us. [Add any other negotiated events of default.]

Other Covenants	In addition to the covenants described in the accompanying prospectus, the following covenants shall apply to the Notes:

•       We agree that for the period of time during which the Notes are outstanding, we will not violate, whether or not we are subject to, Section 18(a)(1)(A) as modified by Section 61(a)(1) of the 1940 Act or any successor provisions.

•       If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with applicable United States generally accepted accounting principles (“GAAP”).

Global Clearance and Settlement Procedures

Interests in the Notes will trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. None of the Company, the trustee or the paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Governing Law	The Notes and the indenture will be governed by and construed in accordance with the laws of the State of New York.

[Update for any other terms applicable to the Notes to the extent required to be disclosed by applicable law or regulation.]

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about us, our current and prospective portfolio investments, our industry, our beliefs, and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained in this prospectus supplement involve risks and uncertainties, including statements as to:

•              our future operating results;

•              ours business prospects and the prospects of our portfolio companies;

•              the impact of investments that we expect to make;

•              our contractual arrangements and relationships with third parties;

•              the dependence of our future success on the general economy and its impact on the industries in which we invest;

•              the ability of our portfolio companies to achieve their objectives;

•              our expected financings and investments;

•              the adequacy of our cash resources and working capital; and

•              the timing of cash flows, if any, from the operations of our portfolio companies.

These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including without limitation:

•                   an economic downturn could impair our portfolio companies’ ability to continue to operate, which could lead to the loss of some or all of our investments in such portfolio companies;

•                   a contraction of available credit and/or an inability to access the equity markets could impair our lending and investment activities;

•                   interest rate volatility could adversely affect our results, particularly if we elect to use leverage as part of our investment strategy;

•                   currency fluctuations could adversely affect the results of our investments in foreign companies, particularly to the extent that we receive payments denominated in foreign currency rather than U.S. dollars; and

•                   the risks, uncertainties and other factors we identify in “Risk Factors” and elsewhere in this prospectus supplement, the accompanying prospectus and in our filings with the SEC.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. Important assumptions include our ability to originate new loans and investments, certain margins and levels of profitability and the availability of additional capital. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this prospectus supplement should not be regarded as a representation by us that our plans and objectives will be achieved. These risks and uncertainties include those described or identified in “Risk Factors” and elsewhere in this prospectus supplement and the accompanying prospectus. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus supplement. However, we will update this prospectus supplement to reflect any material changes to the information contained herein. The forward-looking statements and projections contained in this prospectus supplement are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, or the Securities Act

SELECTED FINANCIAL AND OTHER DATA

The selected financial data should be read in conjunction with the respective financial statements and related consolidated notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus supplement. Financial information for the years ended December 31, 20  , December 31, 20  , December 31, 20  , December 31, 20   and December 31, 20    has been derived from our financial statements that were audited by [                ], an independent registered public accounting firm. The financial information at and for the [    ] months ended [         ], 20     was derived from our unaudited financial statements and related consolidated notes. In the opinion of management, all adjustments, consisting solely of normal recurring accruals, considered necessary for the fair presentation of financial statements for the interim periods, have been included. Our results for the interim periods may not be indicative of our results for any future interim period or the full year. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Senior Securities”, which are included elsewhere in this prospectus supplement and the accompanying in this prospectus, for more information.

[Insert Selected Financial and Other Data of New Mountain Finance Corporation reflecting most recently filed financials prior to the offering.]

RISK FACTORS

You should carefully consider the risk factors described below and under the caption “Risk Factors” in the accompanying prospectus, together with all of the other information included in this prospectus supplement and the accompanying prospectus, including our consolidated financial statements and the related notes thereto, before you decide whether to make an investment in our securities. The risks set out below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results. If any of the following events occur, our business, financial condition and results of operations could be materially adversely affected.

The Notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness we have currently incurred or may incur in the future.

The Notes will not be secured by any of our assets or any of the assets of our subsidiaries. As a result, the Notes are effectively subordinated, or junior, to any secured indebtedness we or our subsidiaries have currently incurred and may incur in the future (or any indebtedness that is initially unsecured to which we subsequently grant security) to the extent of the value of the assets securing such indebtedness. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness and the secured indebtedness of our subsidiaries may assert rights against the assets pledged to secure that indebtedness in order to receive full payment of their indebtedness before the assets may be used to pay other creditors, including the holders of the Notes. As of          , 20   , we had $             aggregate principal amount of outstanding indebtedness under [               ]. [Update to describe existing debt and credit facilities].

The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

The Notes are obligations exclusively of New Mountain Finance Corporation and not of any of our subsidiaries. None of our subsidiaries is a guarantor of the Notes and the Notes are not required to be guaranteed by any subsidiaries we may acquire or create in the future. A significant portion of the indebtedness required to be consolidated on our balance sheet is held through subsidiary financing vehicles and secured by certain assets of such subsidiaries. For example, the secured indebtedness with respect to [                   ] are held through our wholly owned subsidiaries, [                 ]. The assets of such subsidiaries are not directly available to satisfy the claims of our creditors, including holders of the Notes. [Update to describe any SBIC facility or any existing debt and credit facilities of subsidiaries].

Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors (including trade creditors) and holders of preferred stock, if any, of our subsidiaries will have priority over our equity interests in such subsidiaries (and therefore the claims of our creditors, including holders of the Notes) with respect to the assets of such subsidiaries. Even if we are recognized as a creditor of one or more of our subsidiaries, our claims would still be effectively subordinated to any security interests in the assets of any such subsidiary and to any indebtedness or other liabilities of any such subsidiary senior to our claims. Consequently, the Notes will be structurally subordinated to all indebtedness and other liabilities (including trade payables) of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish as financing vehicles or otherwise. As of             , 20   , we had $              aggregate principal amount of outstanding indebtedness under the [              ] and $                aggregate principal amount of outstanding indebtedness under the [               ]. All of such indebtedness would be structurally senior to the Notes. In addition, our subsidiaries may incur substantial additional indebtedness in the future, all of which would be structurally senior to the Notes.

The indenture under which the Notes will be issued will contain limited protection for holders of the Notes.

The indenture under which the Notes will be issued offers limited protection to holders of the Notes. The terms of the indenture and the Notes do not restrict our or any of our subsidiaries’ ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have an adverse impact on your investment in the Notes. In particular, the terms of the indenture and the Notes will not place any restrictions on our or our subsidiaries’ ability to:

•                  issue securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be equal in right of payment to the Notes, (2) any indebtedness or other obligations that would be secured and therefore rank effectively senior in right of payment to the Notes to the extent of the values of the assets securing such debt, (3) indebtedness of ours that is guaranteed by one or more of our subsidiaries and which therefore is structurally senior to the Notes and (4) securities, indebtedness or obligations issued or incurred by our subsidiaries that would be senior to our equity interests in our subsidiaries and therefore rank structurally senior to the Notes with respect to the assets of our subsidiaries, in each case other than an incurrence of indebtedness or other obligation that would cause a violation of Section 18(a)(1)(A) as modified by Section 61(a)(1) of the 1940 Act or any successor provisions, whether or not we are subject to such provisions of the 1940 Act, but giving effect, in either case, to any exemptive relief granted to us by the SEC;

•                  pay dividends on, or purchase or redeem or make any payments in respect of, capital stock or other securities ranking junior in right of payment to the Notes;

•                  sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);

•                  create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;

•                  enter into transactions with affiliates;

•                  make investments; or

•                  create restrictions on the payment of dividends or other amounts to us from our subsidiaries.

[In addition, the indenture will not require us to offer to purchase the Notes in connection with a change of control or any other event.]

Furthermore, the terms of the indenture and the Notes do not protect holders of the Notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, as they do not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow, or liquidity.

Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Notes may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes or negatively affecting the trading value of the Notes.

[Certain of our current debt instruments include more protections for their holders than the indenture and the Notes.  Add references to risk factor disclosure re secured credit facility, etc]  In addition, other debt we issue or incur in the future could contain more protections for its holders than the indenture and the Notes, including additional covenants and events of default. The issuance or incurrence of any such debt with incremental protections could affect the market for and trading levels and prices of the Notes.

An active trading market for the Notes may not develop, which could limit the market price of the Notes or your ability to sell them. If a rating agency assigns the Notes a non-investment grade rating, the Notes may be subject to greater price volatility than similar securities without such a rating.

The Notes are a new issue of debt securities for which there currently is no trading market. We intend to apply to list the Notes on [                 ]. If the application is approved, we expect trading in the Notes on [      ] to begin within days of the date they are first issued. Although we expect the Notes to be listed on [          ], we cannot provide any assurances that an active trading market will develop for the Notes or that you will be able to sell your Notes. If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, our credit ratings, general economic conditions, our financial condition, performance and prospects and other factors. If a rating agency assigns the Notes a non-investment grade rating, the Notes may be subject to greater price volatility than securities of similar maturity without such a non-investment grade rating. The underwriters have advised us that they intend to make a market in the Notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the Notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the Notes, that you will be able to sell your Notes at a particular time or that the price you receive when you sell will be favorable. To the extent an active trading market does not develop, the liquidity and trading price for the Notes may be harmed. Accordingly, you may be required to bear the financial risk of an investment in the Notes for an indefinite period of time.

We may default under the Credit Facilities or any future borrowing facility we enter into or be unable to amend, repay or refinance any such facility on commercially reasonable terms, or at all, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

In the event we default under the Credit Facilities or any other future borrowing facility, our business could be adversely affected as we may be forced to sell a portion of our investments quickly and prematurely at what may be disadvantageous prices to us in order to meet our outstanding payment obligations and/or support working capital requirements under the Credit Facilities or such future borrowing facility, any of which would have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, following any such default, the agent for the lenders under the Credit Facilities or such future borrowing facility could assume control of the disposition of any or all of our assets, including the selection of such assets.

[Update for any other risk factors applicable to the Notes, e.g., any impact of default in payment of other outstanding indebtedness, and any additional relevant risk factors not included in the base prospectus to the extent required to be disclosed by applicable law or regulation.]

CAPITALIZATION

The following table sets forth (a) our capitalization at          , 20   and (b) our pro forma capitalization to reflect the effects of the sale of $              aggregate principal amount of Notes assuming a public offering price of 100% of par, after deducting the underwriting discounts and commissions of $            and estimated offering expenses of approximately $            payable by us. You should read this table together with “Use of Proceeds” and our most recent balance sheet included elsewhere in this prospectus supplement or the accompanying prospectus.

As of [ ], 20[ ]
	Actual	Pro Forma
	(in thousands)	(unaudited)
Assets:
Cash and cash equivalents	$	$
Investments at fair value
Other assets
Total assets	$	$
Liabilities:
Credit facilities payable	$	$
Covertible Notes	$	$
Notes	$	$
[Other debt outstanding as of period reported]	$	$
Other liabilities	$	$
Total liabilities	$
Net assets	$	$
Stockholders’ equity:
Common stock, par value $0.01 per share; 100,000,000 shares authorized, shares outstanding		$
Capital in excess of par value		$
Total stockholders’ equity		$

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of the $          million aggregate principal amount of Notes in this offering will be approximately $      million (or approximately $     million if the underwriters fully exercise their option to purchase additional Notes), in each case assuming a public offering price of 100% of par, after deducting the underwriting discounts and commissions of $      million (or approximately $ million if the underwriters fully exercise their option to purchase additional Notes) payable by us and estimated offering expenses of approximately $     million payable by us.

[Describe use of proceeds and include any other relevant information to the extent required to be disclosed by applicable law or regulation.]

RATIOS OF EARNINGS TO FIXED CHARGES

For the ended                  , 20     and the years ended December 31, 20   , 20   , 20   , 20  and 20  , the ratios of earnings to fixed charges of NMFC, computed as set forth below, were as follows:

	For the Ended , 20	For the Year Ended December 31, 20	For the Year Ended December 31, 20	For the Year Ended December 31, 20	For the Year Ended December 31, 20	For the Year Ended December 31, 20
Earnings to Fixed Charges(1)

For purposes of computing the ratios of earnings to fixed charges, earnings represent net increase in stockholders’ equity resulting from operations plus (or minus) income tax expense (benefit) including excise tax expense plus fixed charges. Fixed charges include interest and credit facility fees expense and amortization of debt issuance costs.

(1)                                                                     Earnings include net realized and unrealized gains or losses and the capital gains incentive fee expense accrued in accordance with GAAP. Net realized and unrealized gains or losses and the capital gains incentive fee expense accrued in accordance with GAAP can vary substantially from period to period.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information contained in this section should be read in conjunction with the Selected Financial and Other Data and our Financial Statements and notes thereto appearing elsewhere in this prospectus supplement. For the periods prior to and as of December 31, 2013, all financial information provided in this prospectus reflects our organizational structure prior to the restructuring on May 8, 2014 described under “Description of Restructuring” in the accompanying prospectus supplement, where NMF Holdings functioned as the operating company. In addition to historical information, the following discussion and other parts of this prospectus contain forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by such forward-looking information due to the factors discussed under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” appearing elsewhere in this prospectus supplement and the accompanying prospectus.

[Insert Management’s Discussion and Analysis of Financial Condition and Results of Operations from most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, prior to the offering.]

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

[Insert disclosure regarding federal income tax consequences of an investment in the Notes to the extent required to be disclosed by applicable law or regulation.]

UNDERWRITING

NMFC and the underwriters named below have entered into an underwriting agreement with respect to the Notes being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of Notes indicated in the following table. [      ] are the representatives of the underwriters.

Underwriter	Principal Amount

Total

The underwriters are committed to take and pay for all of the Notes being offered, if any are taken, other than the Notes covered by the option described below unless and until this option is exercised.

If the underwriters sell more Notes than the total number set forth in the table above, the underwriters have an option to buy up to an additional [         ] Notes from NMFC. They may exercise that option for [   ] days. If any Notes are purchased pursuant to this option, the underwriters will severally purchase Notes in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions (sales load) to be paid to the underwriters by NMFC. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase [         ] additional Notes. This offering will conform with the requirements set forth in Financial Industry Regulatory Authority Rule 2310. In compliance with such requirements, the underwriting discounts and commissions in connection with the sale of securities will not exceed 10% of gross proceeds of this offering.

	Per Note	[Without Option	With Option]
Public offering price
Underwriting discount
Proceeds, before expenses, to us
Total

Notes sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any Notes sold by the underwriters to securities dealers may be sold at a discount of up to $            per Note from the public offering price. If all the Notes are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

[NMFC, each of its officers and directors, and each of the members of the Investment Adviser’s investment committee have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of the Notes or securities convertible into or exchangeable for the Notes during the period from the date of this prospectus supplement continuing through the date [     ] days after the date of this prospectus supplement, except with the prior written consent of [            ].]

The Notes are listed on the [                  ] under the symbol “[  ]”.

[In connection with the offering, the underwriters may purchase and sell Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Notes than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional Notes from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional Notes or purchasing Notes in the open market. In determining the source of Notes to close out the covered short position, the underwriters will consider, among other things, the price of Notes available for purchase in the open market as compared to the price at which they may purchase additional Notes pursuant to the option granted to them.

“Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing Notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.]

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own account, may have the effect of preventing or retarding a decline in the market price of the company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the [                    ], in the over-the-counter market or otherwise.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of Notes offered.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $[           ]. We will pay all of the expenses incurred by us in connection with this offering.

NMFC has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates may, from time to time, perform various financial advisory and investment banking services for the company, for which they will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The principal business address of [            ], [         ], [           ], [   ] [            ].

Each of the underwriters may arrange to sell the Notes offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so.

[Describe any other specific transactions and compensation related thereto to the extent required to be disclosed by applicable law or regulation.]

[Describe if underwriters receiving proceeds of offering, if required by FINRA.]

[Insert principal business addresses of underwriters.]

[Insert applicable legends for jurisdictions in which offers and sales may be made.]

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Sutherland Asbill & Brennan LLP, Washington, District of Columbia. Certain legal matters in connection with the securities offered hereby will be passed upon for the underwriters by                 ,                 ,                 .

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

With respect to the unaudited interim financial information of New Mountain Finance Corporation as of June 30, 2016 and for the three and six month periods ended June 30, 2016 and 2015, which is included in the accompanying prospectus, Deloitte & Touche LLP, an independent registered public accounting firm, has applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report included in the accompanying prospectus, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

The consolidated financial statements and the related information included in the Senior Securities table, and the effectiveness of internal control over financial reporting, included in the accompanying prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the Registration Statement. Such financial statements and information included in the Senior Securities table have been so included in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.

The principal business address of Deloitte & Touche LLP is 30 Rockefeller Center Plaza, New York, New York 10112.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the Securities Act, with respect to the Notes offered by this prospectus supplement and the accompanying prospectus. The registration statement contains additional information about us and the Notes being offered by this prospectus supplement and the accompanying prospectus.

We are required to file with or submit to the SEC annual, quarterly and current reports, proxy statements and other information meeting the informational requirements of the Exchange Act. You may inspect and copy these reports, proxy statements and other information, as well as the registration statement and related exhibits and schedules, at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, District of Columbia 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC, which are available on the SEC’s website athttp://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, District of Columbia 20549. This information will also be available free of charge by contacting us at 787 Seventh Avenue, 48th Floor, New York, New York 10019, by telephone at (212) 720-0300, or on our website at http://www.newmountainfinance.com. Information contained on our website or on the SEC’s web site about us is not incorporated into this prospectus supplement and the accompanying prospectus and you should not consider information contained on our website or on the SEC’s website to be part of this prospectus supplement and the accompanying prospectus.

FINANCIAL STATEMENTS

[Insert financial statements and notes thereto from most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, prior to the offering.]

$

New Mountain Finance Corporation

% [Senior](3) Notes Due

PRELIMINARY PROSPECTUS SUPPLEMENT

[Underwriters]

(3)  Notes will be denominated as “senior notes” if we have subordinated debt outstanding at issuance.